Exhibit 10.4

English Summary of Maximum Amount Guarantee Agreement,

Contract No.: (2008) Bank of China Shandong Yin Bao Zi 2089-1

The Guarantor: Qingdao Free Trading Zone Sentaida International Trade Co., Ltd (“F.T.Z. Sentaida”)

The Creditor: Bank of China Shandong Branch (“the Bank”)
The Debtor: Kaiyang Imports & Exports Co., Ltd (“the Debtor” or “Kaiyang”)

In order to ensure performance of the Underlying Contract as set forth in Section 1, the Guarantor agrees to provide guarantee to the Creditor. The Guarantor and the Creditor upon consultation have reached the following agreement for mutual observance and compliance.

1.   There is a loan agreement entered into between Kaiyang and the Bank. That loan agreement and other agreements subordinated to the loan agreement are treat as the Underlying Contract to this Agreement. The term of the Underlying Contract is from December 15, 2008 to December 4, 2009.

2.   The maximum amount of the principal guaranteed by the Guarantor hereunder is $12,600,000. Any interest, compound interest and interest penalties relating to the principal and any expenses relating to the implement ation of the Bank’s rights and enforcement of the Debtor’s and the Guarantor’s obligations are all guaranteed by the Guarantor.

3.   The guarantee period is two years starting from the due date of the indebtedness under the Underlying Contract.

4.   The Guarantor has the joint guarantee liability to the Debtor’s indebtedness under the Underlying Contract. When the Debtor is in default of its repayment obligation, the Bank has the absolute right to require the Guarantor (to assume the repayment obligation.

5.   The Bank has the right to transfer its rights and interests under the Underlying Contract, partially or entirely, to any affiliates of Bank of China or any other entities.TheGuarantor’s obligations hereunder shall not be affected by the transfer of the Bank’s rights.

6.   Representations and Warranties
The Guarantor hereby represents as follows:

(1)	The Guarantor is duly organized and validly existing and legally qualified to sign and to execute this Guarantee Agreement.
(2)	The Guarantor understands the Agreement completely. The Guarantor has the power and authority to execute the Agreement.
(3)	All documents, materials and certificates provided to the Bank by the Guarantor are true, real, complete and valid.
(4)	The Guarantor accepts, cooperates and assists in the credit inspection and audit by the Bank.
(5)	The Guarantor did not conceal any material debt that it has as of the date of this Agreement.
(6)

If any of following events occurred that will materially adversely impact the Guarantor’s financial condition or its ability to fulfill this Agreement, the Bank shall be informed promptly. Those events include but not limited to spin off, merger, joint venture, foreign joint venture, cooperation, jointly cooperation, dissolution, closedown, liquidation, re-organization, change in capital structure, major assets or ownership transfer, major indebtedness, reduction of registered capital; impound of collateral, bankruptcy, subject to major law suit or arbitration.

7.   Events of Breach contract and Settlement

       In the event of any of the following circumstances, the Guarantor shall be deemed to breach the Agreement:

(1)	The Guarantor fails to fulfill its obligations hereunder:
(2)	The Guarantor makes false representations hereunder or breaks its warranties set forth herewithin:
(3)	In the circumstances that any event set forth in Section 7(6) occurs, the Guarantor’s financial status and ability to perform the Agreement are materially adversely impacted;
(4)	The Guarantor ceases operation or in the event of dissolution, withdrawn, or bankruptcy;
(5)	The Guarantor breaches other provisions with respect to the rights and obligations of the parties;
(6)	The Guarantor breaches the obligations in any contracts with the Bank or any other contracts with other respective entities associated with Bank of China.

If any one or more of the above-mentioned “Events of Breaching Contracts” occurs, the Bank reserves the rights to take following actions, singularly or jointly, as it deems appropriate:

(1)	The Bank may request the Guarantor to correct such default within specified time frame;
(2)	The Bank may declare the decrease, suspension or termination on the credit line awarded to the Guarantor;
(3)

The Bank may suspend or terminate, partially or entirely, the processing of the Guarantor’s applications and has the right to refuse the Guarantor's draw-town request or cancel the amount of the loan which has not been withdrawn;

(4)

The Bank may declare either the entire amount or partial amount of the principal of and accrued interest in respect of other agreement with or any other financing from the Bank, to be immediately due and payable;

(5)	The Bank may terminate this Agreement and, partially or entirely, terminate any other existing contracts between the Bank and the Guarantor;
(6)	The Bank may request the Guarantor to indemnify the Bank for any losses due to the Guarantor’s breach of the Agreement;
(7)

The Bank has the right, with written notice to the Guarantor, to set off against the Guarantor’s cash balance deposited with Bank of China, or its affiliates, in the event of overdue principal and interest. And has the right, with written notice to the Borrower, to set off against the Borrower’s cash balance deposited with Bank of China, or its affiliates, in the event of overdue principal and interest. In the case of settling between different currencies, the Lender will adopt the exchange rate quoted by the Bank of China on the day of the set off;

(8)	Any other actions deemed necessary by the Bank

8.   No failure or delay on either party of this Agreement in exercising any power or right hereunder shall be deemed as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder.

9.    This Agreement can be amended upon the written agreements concluded by both parties. Any amendment shall be integral part of this Agreement. Unless otherwise governed by applicable law or regulations or mutually agreed by both party, this Agreement shall remain in force until all rights and obligations are consummated. If any provision contained in this Agreement becomes invalid, the other part of this Agreement shall not be impaired by it.

10.    This Agreement shall be governed by the relevant laws of China. Any disputes arising from the execution of, or in connection with the this Agreement shall be settled through friendly negotiation between both parties hereto. In case no settlement to disputes can be reached through friendly negotiation, the disputes shall be settled in accordance of the Underlying Contract. Prior to the settlement of any dispute, each party shall continue to abide by the terms that were not impacted by the disputed terms.

11.    Without obtaining the written consent from the Bank, the Guarantor shall not transfer any rights and obligations hereunder to any third party.

Qingdao Free Trading Zone Sentaida International Trade Co., Ltd

/s/ Long Qin

Seal

December 15, 2008

Bank of China, Shandong Branch

Seal

December 15, 2008